Pricing Supplement Dated July 9, 2009 Rule 424(b)(3)

(To Prospectus Supplement Dated July 9, 2009 File No. 333-160487

and Prospectus Dated July 9, 2009) Pricing Supplement No. 2009-4

GENERAL ELECTRIC CAPITAL CORPORATION

GE Interest Plus®

Variable Denomination Floating Rate Notes

Interest Rate: Under $15,000 to $50,000 and

$15,000 $49,999 Over

Rate Yield Rate Yield Rate Yield

2.00% 2.02% 2.15% 2.17% 2.30% 2.32%

Initial Investment Incentive: $25 for an initial investment of at least $500 or an initial investment of at least $250 along with enrollment in the automatic investment plan. An additional $25 if automatic deduction from a GE employee payroll or GE pension check is authorized within the first 30 days after an investment account is opened.

Effective Dates: July 9, 2009 until such time as a different rate is determined by the GE Interest Plus Committee. Information on current interest rates is available at GEInterestPlus.com or by calling 800-433-4480, 24 hours a day, seven days a week.

The rates for GE Interest Plus Notes are separate and distinct from the rate established for GE Interest Plus for Businesses, which is offered to business investors.